Exhibit 99.1
Press Contact:
James Wu
403-290-1744

U.S. OTCBB - TAKDF	News Release
September 13, 2006

TRANSAKT IN MERGER TALKS WITH TAIWANESE TELECOMMUNICATIONS EQUIPMENT MANUFACTURER

Calgary, Alta - TransAKT Corp (“TransAKT” or the “Company”) (OTC Bulletin Board: TAKDF) is pleased to confirm that it is in advanced merger discussions with Halee International, a leading Taiwanese Telecommunications Equipment Manufacturer.

The final agreement is expected to receive approval by the board of directors of both companies in the next few days, at which time the Company will release further information. A definitive agreement is still pending and the merger is subject to due diligence contingencies.

James Wu, President comments “We are very excited about the potential merger with Halee International. They are a very successful company. TransAKT will benefit greatly from the merger since it will have increased distribution capability, substantial revenues, and an increased intellectual property base.”

About TransAKT
TransAKT Ltd. is a global Voice over Internet Protocol (“VoIP”) hardware and network provider for commercial and residential users. The Company's global corporate management team is based in Taipei; additionally there are numerous branches and representative offices in Europe, America, and Australia. The Company is listed on the OTCBB ( TAKDF)

Contact Information:
James Wu  (403) 290-1744

This release contains “forward looking statements” as per Section 21E of the US Securities and Exchange Act of 1934, as amended. Although the Company believes that the expectations reflected in such forward looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Management is currently reviewing many options and there is no assurance that they will not make decisions other than those now contemplated. The Company is subject to operational risks identified in documents filed with the Securities and Exchange Commission.